EXHIBIT 10.13

INTRA-GROUP CREDIT FACILITY AGREEMENT

US$600,000,000

Dated this 1st day of August, 2011,

BY AND BETWEEN

OF THE ONE PART,

Iberdrola Financiación S.A.U. (“the Lender”), having its registered office at Bilbao, Calle Gardoqui n~~º~~ 8 and holding NIF A95573283, properly represented by Ms. Itziar Arriola Alicbar and Mr. Javier Pastor under a current power of attorney, which they hereupon produce as evidence, executed before the Bilbao notary Mr. José Antonio Isusi Ezcurdia, on the 20 day of July, 2009, under protocol number 3.382;

AND, OF THE OTHER PART,

Iberdrola USA, INC. (the “Borrower”), a New York corporation and holding a United States Federal Tax identification number of 14-1798693, properly represented by Mr. Robert D. Kump and Mr Danial Alcain, as officers of the Company.

The Lender and the Borrower will be referred to, together, as “the Parties”.

RECITALS

I.	Whereas the Borrower has requested from the Lender a committed credit facility on arm’s length terms in the amount of US$600,000,000 (Six Hundred Million United States Dollars) for general corporate purposes.

II.	Whereas the Lender, in the context of the various services it provides in the interests of all companies of its group, has agreed to grant the credit facility referred to in the foregoing recital.

III.	Now, therefore, the parties have agreed to enter into this Intra-Group Credit Facility Agreement (“the Agreement”) under and subject to the following terms and conditions.

TERMS AND CONDITIONS

1.	SUBJECT-MATTER

Under this Agreement the Lender grants to the Borrower a credit facility in the maximum amount of US$600,000,000, Six Hundred Million United States Dollars (the “Facility Amount”).

The Lender agrees to provide up to the Facility Amount, in one or a series of tranches, to the Borrower under the terms of this Agreement, and the Borrower undertakes to repay the amounts drawn under the Agreement and to pay appropriate interest and expenses as and when due in accordance with the Agreement.

The amounts drawn under the Agreement will be used for general corporate purposes.

2.	DRAW-DOWNS

The Borrower may draw down the Facility Amount by sending a communication to the Lender (to the attention of Mr Pablo Sanchez Maxi, at the address set out below) signed by Mr Robert D. Kump and / or Mr Daniel Alcain, or their designees. Such communication must be sent three business days in advance of the day on which it is intended to draw down the funds.

Such communication must specify the credit facility amount intended to be drawn down, the draw-down date, the interest period and the funding instructions.

3.	DURATION AND EARLY REPAYMENT

This credit facility has a duration of 5 years.

At all events, upon the 1st day of August, 2016, the Agreement will expire with final effect. The Borrower must then repay any amounts it has drawn down and pay any interest and other amounts due under this Agreement.

Notwithstanding the above, the Borrower could at any time repay in whole or in part the credit facility with 10 days prior written notice. Upon receipt of such notice, the Lender will inform the appropriate account for the Borrower to transfer said amounts.

In case of early repayment the Borrower shall also pay all interests and incurred costs therefore accrued to the Lender.

The credit facility will be revolving. The Borrower will be able to avail itself of further draw-downs as and when the amounts of earlier draw-downs are repaid.

4.	FEES AND INTEREST

a. Interest periods

Every draw down shall specify a draw down period. Each draw down interest period will be for either, 1, 2, 3 or 6 calendar months from the specified draw down date.

b. Rate of interest

The applicable interest rate (the “Applicable Rate”) for each draw-down will be USD LIBOR (London Interbank Offered Rate) (the “Reference Rate”) for the chosen draw-down interest period, as defined below, plus a Borrowing Margin.

The Reference Rate means the money market reference rate for the United States Dollars resulting from the application of the convention prevailing at the given time it now being the convention that the Reference Rate is indicated on Telerate screen/Reuters at 11.00 am (London Time) for U.S. Dollar deposits of the interest period chosen – and displayed on that screen two business days before the first day of the respective interest period.

For these purposes, a “business day” in the interbank market is a day on which banks are open for business in both Madrid and New York.

c. Substitute Reference Rate setting procedure

If Reference Rate is not published as contemplated in clause (b), the reference rate applicable for the purpose of calculating the rate of Applicable Rate will be the USD LIBOR rate published for the draw-down interest period closest below the draw-down interest period originally chosen and for which a quotation is available, a closer draw-down interest period having priority over a more distant draw-down interest period. The substitute Reference Rate, so calculated, will be used to calculate the Applicable Rate for that interest period according to the rules of calculation as those set out in clause (b) and this clause for the Reference Rate being replaced.

If it is not practicable to determine the substitute Reference Rate as directed in the foregoing paragraph, there will be applied to each interest period the rates used or published in the market from time to time for transactions of the same or a similar nature, amount and term, subject to the same rules of calculation set out above.

d. Communication and acceptance of the Reference Rate of interest

Once having calculated the Reference Rate by any of the procedures set out in the foregoing clause in response to the Borrower’s prior timely request, the Lender will communicate such Reference Rate to the Borrower by any of the means set out in clause (e). The Borrower must forthwith by that same means communicate its acceptance of the Reference Rate thus arrived at.

e. Settlement of interest

At each settlement the total amount of accrued interest will be calculated using the following formula: principal drawn, multiplied by the Applicable Rate, multiplied by the actual number of days in the settlement period over three hundred and sixty.

Interest will be settled in respect of completed periods in arrears as counted from the date of each draw-down, and will be paid on the last day of each period, together with the repayment of each draw-down, although the final settlement may be made upon the maturity of the credit facility.

f. Up-Front Fee

As an inducement to enter into this arrangement and to maintain liquidity resources available to the Borrower, the Borrower will pay to the lender $1,500,000 (One Million Five Hundred Thousand U.S. Dollars) in a one-time up-front fee at the execution of this agreement. Thereafter, the Borrower shall pay to the Lender, quarterly in-arrears, a Commitment Fee calculated as the Facility Amount, multiplied by the applicable Commitment Fee rate, multiplied by the actual number of days in the settlement period over three hundred and sixty.

g. Borrowing Margin

The applicable Borrowing Margin and Commitment Fee Rate shall be determined based on the rating of Borrower’s senior unsecured debt by Moody’s and S&P. In the event that the ratings are at a different level, the higher of the two ratings will apply.

	(in basis points)
Rating Level	Commitment Fee	Borrowing Margin
A/A2 or above	12.5	87.5
A-/A3	15.0	97.5
BBB+/Baa1	20.0	105.0
BBB/Baa2	25.0	125.0
BBB-/Baa3	30.0	145.0
BB+/Ba1 or below	40.0	160.0

5.	COMMUNICATIONS

The addresses and telephone and facsimile numbers of the Lender and the Borrower are as follows:

Lender

- Person in charge of monitoring: Pablo Sanchez Maxi

- Address: Tomas Redondo 1, 28033 Madrid, Spain

- Facsimile: + 34 91 784 27 39

- Telephone: +34 91784 23 14

- E-mail: backoffice.financiero@iberdrola.es

Borrower

- Person in charge of monitoring: Kathleen Powers

- Address: 70 Farm View Drive, New Gloucester, ME 04260

- Facsimile: (207) 688-6118

- Telephone: (207) 688-4338

- Email: kathleen.powers@iberdrolausa.com

Any change to the addresses or telephone or facsimile numbers set out above will be without effect until it is notified in writing to the other party and the latter acknowledges receipt in like manner.

6.	EVENTS OF EARLY TERMINATION

The maturity indicated in clause 4(b) notwithstanding, the Lender may declare this credit facility Agreement to have matured early in the following events:

(i)	Non-payment when due of principal, interest and expenses agreed under this Agreement.

(ii)	Breach of any of the Borrower’s obligations under this Agreement, in particular, the obligation relating to the purpose of the Facility Amount.

(iii)	Impairment of the solvency of the Borrower, in the Lender’s view.

(iv)	Court proceedings are instituted against the Borrower entailing attachment or enforcement.

(v)	Declaration of insolvency proceedings against the Borrower, application for deferment, out-of-court composition with the Borrower’s creditors, liquidation of a material portion of the Borrower’s assets, or any other similar action or proceedings that may lead to the same results; or if all or a part of the Borrower’s assets have an attachment ordered against them or suffer a material diminution in value.

(vi)	For any reason, the Borrower discontinues its business or passes a resolution to effect its winding-up, liquidation, merger or absorption, or the closure, spin-off or split of a material part of its establishments or of its total assets without receiving equivalent consideration in exchange, or a material change or modification of its objects or legal form.

Decrease of the Lender’s shareholding in the Borrower to below [51] % for whatever reason

In the event the Agreement terminates early in accordance with this clause, the Borrower must, within the ten (10) business days following the day on which the Borrower received the Lender’s notice of termination, repay to the Lender the full outstanding amount of the credit facility, plus interest, late-payment interest and other expenses and monies owed by the Borrower to the Lender under this Agreement.

7.	EXPENSES

The Borrower will bear such expenses of any kind as now or in future may attach to this type of transaction, and any court or out-of-court costs as may be caused to the Lender by reason of this Agreement or the pursuance of actions seeking entire or partial performance of the Agreement.

8.	APPLICABLE LAW AND JURISDICTION

This Agreement is subject to Spanish law. The contracting parties waive their own forums and expressly submit to the jurisdiction of the courts of Madrid.

In witness whereof, the parties execute this Agreement in two counterparts on the date and at the place first above written.

Signed at Madrid

Iberdrola Financiación, S.A.U.

By:	/s/ Pablo Sanchez
Name:	Pablo Sanchez
Title:

By:	/s/ Gladys Galan
Name:	Gladys Galan
Title:

By:	/s/ Jon Barrondo Arechaga
Name:	Jon Barrondo Arechaga
Title:	Authorised Signatory

By:	/s/ José Antonio Del Olmo Ruiz
Name:	José Antonio Del Olmo Ruiz
Title:	Authorised Signatory

Signed at New York

Iberdrola Financiación, S.A.U.

By:	/s/ Robert Kump
Name:	Robert Kump
Title:	President & CEO

By:	/s/ Daniel Alcain
Name:	Daniel Alcain
Title:	CFO